June 26, 2014

The Multi-Strategy Growth & Income Fund

80 Arkay Drive

Hauppauge, NY  11788

Re: The Multi-Strategy Growth & Income Fund, File Nos. 811-22572, 333-189008

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with the Investment Company Act of 1940 Amendment No. 1 to The Multi-Strategy Growth & Income Fund Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 under the Investment Company Act of 1940 (Post-Effective Amendment No. 2 under the Securities Act of 1933) consent to all references to us in the Amendment.

Very truly yours,

/s/Thompson Hine LLP